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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No.   1  )*
                                           ------

                        CTC Communications Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   126418102
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  -------------------                                       -------------------
  CUSIP NO. 126418102                 13G                   Page 2 of 14 Pages
  -------------------                                       -------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Spectrum Equity Investors II, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             2,679,781
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,679,781
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,679,781
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      9.957%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      PN
------------------------------------------------------------------------------

        Act but shall be subject to all other provisions of the Act (however, see the Notes).

  -------------------                                       -------------------
  CUSIP NO. 126418102                 13G                   Page 3 of 14 Pages
  -------------------                                       -------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Spectrum Equity Investors II, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             2,679,781
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,679,781
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,679,781
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.957%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

        Act but shall be subject to all other provisions of the Act (however, see the Notes).

  -------------------                                       -------------------
  CUSIP NO. 126418102                 13G                   Page 4 of 14 Pages
  -------------------                                       -------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Brion B. Applegate

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             2,679,781
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,679,781
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,679,781
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.957%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

  -------------------                                       -------------------
  CUSIP NO. 126418102                 13G                   Page 5 of 14 Pages
  -------------------                                       -------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      William P. Collatos

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             2,679,781
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,679,781
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,679,781
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.957%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

  -------------------                                       -------------------
  CUSIP NO. 126418102                 13G                   Page 6 of 14 Pages
  -------------------                                       -------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Kevin J. Maroni

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             2,679,781
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,679,781
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,679,781
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.957%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

  -------------------                                       -------------------
  CUSIP NO. 126418102                 13G                   Page 7 of 14 Pages
  -------------------                                       -------------------


                                 Schedule 13G
                                 ------------


Item 1(a).  Name of Issuer:  CTC Communications Group, Inc. (the "Issuer").
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices: 220 Bear Hill Road,
            ------------------------------------------------
            Waltham, MA 02451

Item 2(a).  Names of Persons Filing: Spectrum Equity Investors II, L.P. (the
            -----------------------
            "Fund"), Spectrum Equity Associates II, L.P.("Spectrum Associates"), which is the sole general partner of the Fund, and Messrs. Brion B. Applegate, William P. Collatos and Kevin J. Maroni (the "General Partners"), each of whom is a general partner of Spectrum Associates. The persons named in this paragraph are sometimes referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons".

Item 2(b).  Address of Principal Business Office or, if None, Residence: The
            -----------------------------------------------------------
            principal business office of the Fund, Spectrum Associates and William P. Collatos and Kevin J. Maroni is One International Place, 29th Floor, Boston, Massachusetts, 02110. The principal business office of Brion B. Applegate is 333 Middlefield Road, Suite 200, Menlo Park, California, 94025.

Item 2(c).  Citizenship: Each of the Fund and Spectrum Associates which are
            -----------
            limited partnerships formed under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value per share.

Item 2(e).  CUSIP Number:  126418102
            -------------

Item 3.     If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b),
            -------------------------------------------------------------------
            check whether the person filing is a:
            -------------------------------------

            (a) [  ]  Broker or Dealer registered under Section 15 of the
                      Securities Exchange Act of 1934 (the "Act").

            (b) [  ]  Bank as defined in Section 3(a)(6) of the Act.

            (c) [  ]  Insurance Company as defined in Section 3(a)(19) of the
                      Act.

            (d) [  ]  Investment Company registered under Section 8 of the
                      Investment Company Act of 1940.

            (e) [  ]  Investment Advisor registered under Section 203 of the
                      Investment Advisers Act of 1940.

            (f) [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(f) of the Act .

            (g) [  ]  Parent Holding Company, in accordance with
                      Rule 13d-1(b)(ii)(G) of the Act.

            (h) [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the
                      Act .

      Not Applicable.

  -------------------                                       -------------------
  CUSIP NO. 126418102                 13G                   Page 8 of 14 Pages
  -------------------                                       -------------------


Item 4.    Ownership.
           ---------

          (a) Amount Beneficially Owned: The Fund holds of record 2,344,183 shares of Common Stock of the Issuer, a warrant to purchase 280,598 shares of Common Stock of the Issuer and Kevin J. Maroni owns options to purchase 55,000 shares of Common Stock (the "Record Shares"). Spectrum Associates, as the sole general partner of the Fund, may be deemed to beneficially own all of the Record Shares. Each General Partner, as a general partner of Spectrum Associates, may be deemed to beneficially own all of the Record Shares.

          (b) Percent of Class: 9.957% for each Reporting Person (based on the 26,577,387 shares of Common Stock reported to be outstanding on September 30, 2000 in the Issuer's 10-Q and including for purposes of calculation of beneficial ownership the securities of the Issuer held by the Fund a warrant to purchase 280,598 shares of Common Stock of the Issuer, and options to purchase 55,000 shares of Common Stock of the Issuer).

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:  no shares

              (ii) shared power to vote or to direct the vote: 2,679,781 shares

             (iii) sole power to dispose or direct the disposition of: no shares

              (iv)    shared power to dispose or direct the disposition of:
                      2,679,781 shares

          Each Reporting Person expressly disclaims beneficial ownership of any securities of the Issuer not held of record by such Reporting Person.

Item 5.    Ownership of Five Percent or Less of a Class.
           --------------------------------------------

           Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.
           ---------------------------------------------------------------

           Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.
           ---------------------------------------------------------

           Not Applicable.

Item 9.    Notice of Dissolution of Group.
           ------------------------------

           Not Applicable.

Item 10.   Certification.
           -------------

           Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

  -------------------                                       -------------------
  CUSIP NO. 126418102                 13G                   Page 9 of 14 Pages
  -------------------                                       -------------------



                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001


                                        SPECTRUM EQUITY INVESTORS II, L.P.

                                        By:  Spectrum Equity Associates II, L.P.
                                                Its Sole General Partner

                                             By: /s/ William P. Collatos
                                                ---------------------------
                                                General Partner

  -------------------                                       -------------------
  CUSIP NO. 126418102                 13G                   Page 10 of 14 Pages
  -------------------                                       -------------------




                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001


                                           SPECTRUM EQUITY ASSOCIATES II, L.P.

                                           By: /s/ William P. Collatos
                                              -------------------------------
                                              General Partner

  -------------------                                       -------------------
  CUSIP NO. 126418102                 13G                   Page 11 of 14 Pages
  -------------------                                       -------------------




                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001

                                        /s/ Brion B. Applegate
                                        --------------------------------------
                                        Brion B. Applegate

  -------------------                                       -------------------
  CUSIP NO. 126418102                 13G                   Page 12 of 14 Pages
  -------------------                                       -------------------




                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001

                                        /s/ William P. Collatos
                                        -------------------------------------
                                        William P. Collatos

  -------------------                                       -------------------
  CUSIP NO. 126418102                 13G                   Page 13 of 14 Pages
  -------------------                                       -------------------




                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001

                                        /s/ Kevin J. Maroni
                                        ----------------------------------------
                                        Kevin J. Maroni

  -------------------                                       -------------------
  CUSIP NO. 126418102                 13G                   Page 14 of 14 Pages
  -------------------                                       -------------------



                                                                       Exhibit 1
                                                                       ---------

                                   AGREEMENT
                                   ---------

  Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the beneficial ownership by each of the undersigned of shares of stock of CTC Communications Group, Inc.

Executed this 14th day of February 2001.


                                         SPECTRUM EQUITY INVESTORS II, L.P.

                                         By: Spectrum Equity Associates II, L.P.
                                             Its Sole General Partner

                                         By: /s/ William P. Collatos
                                             -------------------------
                                             General Partner

                                         SPECTRUM EQUITY ASSOCIATES II, L.P.

                                         By: /s/ William P. Collatos
                                             -------------------------
                                             General Partner

                                             /s/ Brion B. Applegate
                                             -------------------------
                                             Brion B. Applegate

                                             /s/ William P. Collatos
                                             -------------------------
                                             William P. Collatos

                                             /s/ Kevin J. Maroni
                                             -------------------------
                                             Kevin J. Maroni